Exhibit 10.1 - Letter of Intent

Tuesday, September 22, 2009

Personal and Confidential

Nathaniel T. Bradley
AudioEye, Inc.
9070 S. Rita Rd., #1550
Tuscon, AZ 85747

Re:  Acquisition Letter of Intent

Dear Mr. Bradley:

This letter confirms our understanding of the mutual present intentions of CMG Holdings, Inc.  (the "Purchaser"), Audio Eye, Inc. (the "Company") with respect to the principal terms and conditions under which the Purchaser will acquire all of the outstanding capital stock of the Company. Such transaction is hereinafter referred to as the "Acquisition." It is the intent of this letter to set out basic parameters for negotiation of a Definitive Agreement referred to in paragraph 3 below. The parties intend this letter agreement to be non-binding provided, however, that the provisions set forth in paragraphs 7,9,10,11,12 and 13 below and this paragraph shall be binding upon the parties hereto.  The parties acknowledge that they have non reached agreement on major issues such as valuation, stock conversion, earn out formula, subsidiary operations, board representation, ongoing working capital requirements, and the right to review financials, and that either party must terming this Letter at its sole discretion in the event of non-agreement on these or other points. This letter shall not confer on any person or entity, other than the parties hereto, any rights or remedies.

1.           Purchase of Stock.  At the closing (the "Closing"), subject to the satisfaction of all conditions precedent contained in the Purchase Agreement, the Purchaser will purchase all of the outstanding capital stock of the Company, free and clear of any liens, charges, restrictions or encumbrances thereon (collectively, the "Shares"). The Purchaser may assign some or all of its rights hereunder prior to the Closing to one or more of its subsidiaries.  After further review, at the Purchaser's election, the Acquisition may be modified so that the Purchaser acquires the Shares through a merger between the Purchaser or one of its subsidiaries and the Company (the "Merger").

2.           Purchase Price.  The purchase price for the Shares will consist of the following:

•	$500,000 cash to be delivered at closing to fund the Company's working capital requirements

•
An additional working capital commitment of up to $3 million dollars over a period of 24 months post-closing to be determined and mutually agreed upon by the parties hereto and to be specified in the Purchase Agreement as referenced in Section 3 below.

•
A number of shares of the common stock of CMG Holdings, Inc. to be determined and mutually agreed upon by the parties hereto and to be specified in the Purchase Agreement as referenced in Section 3 below.

•
A deferred payment to be paid in cash and stock of the Purchaser based on a multiple of Company’s average net income during an earn-out period to be determined by parties hereto and to be specified in the Purchase Agreement as referenced in Section 3 below.

3.           Definitive Agreement.  The Purchaser, the Principal Shareholder and the Company hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver a definitive stock purchase or merger agreement relating to the Acquisition (the "Purchase Agreement") acceptable to parties hereto subsequent to execution of this letter and within 90 days after the Company’s receipt of the executed Patent License Agreement referenced in paragraph 5i below. All terms and conditions concerning the Acquisition shall be stated in the Purchase Agreement(or agreements to be entered into pursuant to the Purchase Agreement), including without limitation, representations, warranties, covenants, holdback provisions and indemnities that are usual and customary in a transaction of this nature as such may be mutually agreed upon between the parties.

4.           Representations and Warranties.  The Purchase Agreement will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by the selling shareholders and the Company as to (a) the accuracy and completeness of the Company's financial statements for the past three years  and current financial statements; (b) disclosure of all the Company's contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Company's assets; (d) the selling shareholders’ ownership of the Shares; (e) the absence of liabilities with respect to the Company, other than as set forth in the balance sheet dated September 1, 2009 and liabilities incurred in the ordinary course of business since that date; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company; (g) the absence of pending or threatened litigation, claims, investigations or other matters affecting the Acquisition; (h) the Company's compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of the Company. (j) Company acknowledges and agrees if during a period of twenty-four (24) months following the termination of this letter, the Company completes an equity or debt investment from a party introduced by Purchaser during the term of this letter (as evidenced by a list submitted by Purchaser and delivered to the Company within thirty (30) days after the termination of this letter) then Purchaser shall be entitled to receive a finder's fee equal to ten percent (10%) of the aggregate gross proceeds or value of the investment received by Company. Said finder's fee shall be paid to Purchaser by wire transfer upon the closing of the investment.

5.           Conditions to Consummation of the Acquisition.  The obligation of the Purchaser with respect to the Acquisition shall be subject to satisfaction of conditions customary to transactions of this type, including without limitation, (a) receipt and approval by the Purchaser of the Company's last year end financial statements and current financial statements; (b) execution of the Purchase Agreement by all parties; (c) the obtaining of all requisite regulatory, administrative, governmental or third party authorizations and consents; (d) absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Company; (e) absence of pending or threatened litigation, claims, investigations or other matters affecting the Company or the Acquisition; (f) satisfactory completion by the Purchaser of a due diligence investigation of the Company; and (g) confirmation that the representations and warranties of the selling shareholders and the Company are true and accurate in all respects;  (h) the Principal Shareholder having entered into a consulting and non-competition agreement acceptable to the Purchaser; (i) the receipt by Purchaser of an executed copy of a Patent License Agreement by and between Modavox, Inc. and the Company; (j) commitment of financing from the Purchaser's capital partners.

6.           Access to Company. The Company will give the Purchaser and its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of the Company relating to its business. The Company will furnish the Purchaser with copies of documents and with such other information as the Purchaser may request.

7.           No Other Offers.  The Comany and the Principal Shareholder each acknowledeges that the Purchaser will incur significant expense in connectionwith its due diligence reveiw and preparation and negotiation of the Purchase Agreement. As a result, upon execution of this letter and until this letter is terminated, the Company and the Principal Shareholder shall terminate any existing discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than the Purchaser and its representatives with respect to an Acquisition Transaction (as defined below).  In addition, from and after the date hereof, none of the Company nor any of its shareholders, subsidiaries or affiliates or any of their respective officers, directors, employees, members managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions, or negotiations with or participate in any discussions or negotiatios with or provide any information to other otherwise cooperate in any other way with, or enter into any agreement, letter of intent, or agreement in principle with, or facilitate or encourage any effort or attempt by any cooperationi, partnership, company, person or other entity or group (other than the Purchase and its shareholders, subsidiaries, or affiliates or any of their respective officers, directors, employees, members, managers, representatives, or agents) concerning any merger joring venture, recapitalization, reorganization, sales of substantial assets, sales of any shaers of capital stock, investment or similar transaction involving the Company or any subsidiary or division of the Company (each, an "Acquisition Transaction"). The Company shall notify the Purchaser promptly of any inquiries, proposals, or offers made by third parties to the Company or any of its shareholders, subsidiaries, or affiliates, or any of their respective officers, director, employees, members, managers, representative or agents with respect to an Aquisition Transaction and furnish the Purchaser the terms thereof  (includind without limitation, the type of consideration offered and the identify of the third party). The Company and the Principals Shareholder shall deal exclusively with the Purchaser with respect to any possible Acquisition Transaction and the Purchase shall have the right to match the terms of any proposed transactions in lieu of such parties.

8.           Conduct of Business.  The Company shall use its reasonable best efforts to preserve intact the business organization and employees and other business relationships of the Company; shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; shall use its reasonable best efforts to maintain the Company's current financial condition, including working capital levels; shall not incur any indebtedness or enter into any agreements to make business or product line acquisitions; and shall not declare or make any dividend or stock distributions.

9.           Expenses.  Each of the parties shall pay all of its expenses incident to this letter, the Purchase Agreement and consummation of the transactions contemplated hereby and thereby.  The Principal Shareholder and the Company each represent and warrant that there are no brokerage or finder's fees which are or will be payable in connection with the Acquisition.

10.           Confidentiality.  The Purchaser and the Company have executed a Confidentiality Agreement, dated as of June 22, 2009, which agreement shall survive the execution and deliver of this letter.

11.           Disclosure.  Without the prior written consent of the Purchaser, the Company will, and each party hereto will cause its directors, officers, shareholders,  employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this letter and the terms thereof, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with the Purchaser.

12.           Termination.  Subject to the terms of this letter, upon the earlier of (a) the mutual written agreement of the parties hereto or (b) the failure by the parties hereto to execute and deliver the Purchase Agreement subsequent to execution of this letter and within 60 days after the Company’s receipt of the executed Patent License Agreement referenced in paragraph 5i above, this letter shall terminate and the parties shall be released from all liabilities and obligations with respect to the subject matter hereof with the exception of paragraph 4(j), 9, 10, 12, and 13 which shall survive the termination of this letter.

13.       Dispute Resolution.    In the event of any dispute arising out of or relating to this letter such dispute shall be resolved exclusively by confidential binding arbitration with the Chicago, Illinois branch of JAMS to be governed by JAMS’ commercial rules of arbitration in effect at the time of the commencement of arbitration and heard before one arbitrator. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

14.  Right to Complete Due Diligence and Acquisition.  For valuable consideration, the receipt of which is hereby acknowledged, the Company and the Principal Shareholder agree that the Purchaser shall have the right to complete its due diligence and to consummate the Acquisition on the terms outlined herein, and the Company and the Principal Shareholder agree to cooperate fully and in good faith to complete the transaction as expeditiously as possible after the Purchaser has confirmed its due diligence investigation to its satisfaction.

15.           Counterparts.    This letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

16.           Governing Law.  This letter shall be governed by the laws of the State of Illinois without regard to such state’s principles of conflicts of laws.

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If the foregoing correctly sets forth our mutual understanding, please so indicate by signing two copies of this letter in the spaces provided below and returning one copy to us no later than 11:59 p.m. on September 22nd, 2009.  This letter will expire if you have not returned to us an executed copy of this letter by said time.

Very truly yours,

CMG Holdings, Inc.

By:  /s/Jim Ennis_____
Jim Ennis, COO

Accepted and agreed.

Audio Eye, Inc.

By: /s/Nathaniel T. Bradley

By:    Nathaniel T. Bradley, CEO